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EXHIBIT 32

SECTION 1350 CERTIFICATIONS

       Each of the undersigned hereby certifies that to his knowledge the report on Form 10-K for the fiscal year ended December 31, 2014 of The Allstate Corporation filed with the Securities and Exchange Commission fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and result of operations of The Allstate Corporation.

Date: February 19, 2015	/s/ Thomas J. Wilson Thomas J. Wilson Chairman of the Board and Chief Executive Officer
/s/ Steven E. Shebik Steven E. Shebik Executive Vice President and Chief Financial Officer

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  EXHIBIT 32